Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the preliminary prospectus supplement dated June 11, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 June 11, 2012

Instructions for Login and Use of Zions Direct Auction Platform

Step by Step Instruction for Senior Notes Auction

Step 1	Enter “auctions.zionsdirect.com” in your internet browser and click on the “Login” button on the top right of the page.

Step 2	Enter Login and Password provided by Sales, then change the password as prompted.

Step 3	Enter 3 security questions (these are for easy password retrieval in the event that it is misplaced / forgotten).

Step 4	You will be returned to the Calendar page where you will see the auction for the Zions 4yr Senior Notes. Once there, click on the blue “Enter Bids” button to be directed to the Qualifications page.

Step 5	Each box on the Qualifications page must be checked before the “I Agree” button turns green and is clickable.

Step 6	You may now monitor the auction in real time by clicking on the Auction Details dropdown in the middle of the page.

Step 7	By selecting the Zions 4yr Senior Notes auction, you are able to view the Bid Page. You can input a bid on each of the 5 bid lines with varying number of units (each bond is 1 unit with $1,000 denomination) and price or yield. Once you are satisfied that your bids are entered correctly, click “Submit”.

Step 8	After landing on the Bid Confirmation page, check to see if the bids are entered correctly by checking the “I confirm the bid shown in the table above” box, then click “Submit” to officially submit your bids. If you are outbid at any point, a warning will appear to the right of your bids.

Step 9	After you have submitted successful bids, you may return to the Bid Page to edit these bids as the auction progresses, but only if the edits are to improve a bid (i.e., once a bid is submitted you cannot reduce price/size, only increase).

For technical questions, please call: 1-800-524-8875

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 11, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Zions Bancorporation (Ticker: ZION) Dutch Auction Offering of

$200,000,000 4.00% Senior Notes due 2016

To be Conducted via Zions Direct Auction Platform

Pricing / Indicative Yield Calculations

Coupon	Price		Indicative Yield
4.00%	$97.50		4.693%
4.00	97.75		4.623
4.00	98.00		4.553
4.00	98.25		4.483
4.00	98.50		4.413
4.00	98.75		4.344
4.00	99.00		4.275
4.00	99.25		4.206
4.00	99.50		4.137
4.00	99.75		4.068
4.00	100.00		4.000
4.00	100.25		3.932
4.00	100.50		3.864
4.00	100.75		3.796
4.00	101.00		3.729
4.00	101.25		3.661
4.00	101.50		3.594
4.00	101.75		3.527
4.00	102.00	(1)	3.460

(1)	Bid of $102.00 will be treated as “market order”

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 11, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

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